KPMG LLP
PO Box 10426 777 Dunsmuir Street
Vancouver BC V7Y 1K3
Canada
Telephone (604) 691-3000
Fax (604) 691-3031

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Board of Directors
Arbutus Biopharma Corporation

We consent to the use of our reports to the Shareholders and Board of Directors of Arbutus Biopharma Corporation (the “Entity”) on the consolidated financial statements of the Entity, which comprise the consolidated balance sheets as at December 31, 2015 and December 31, 2014, the consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2015, and notes, comprising a summary of significant accounting policies and other explanatory information, and on the effectiveness of internal control over financial reporting as of December 31, 2015, incorporated herein by reference.
/s/ KPMG
Chartered Professional Accountants

June 17, 2016
Vancouver, Canada

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity. KPMG Canada provides services to KPMG LLP.